Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of Viking Therapeutics, Inc. of our report dated February 27, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of Viking Therapeutics, Inc. as of December 31, 2014 and 2013 and for the years then ended, included in the Registration Statement (Form S-1 No. 333-197182) and related Prospectus of Viking Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ Marcum LLP

Marcum LLP

Irvine, CA

May 1, 2015